Exhibit 99.1

Contact:    Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com

Tecumseh Products Company Reports Third Quarter 2013 Results

•	Net sales in the third quarter of 2013 decreased $14.2 million, or 6.8%, versus the same period of 2012.

•	Excluding the effect of unfavorable changes in foreign currency translation of $7.0 million, net sales decreased by 3.5% compared to the third quarter of 2012.

•	Net loss for the quarter was $5.7 million, or $0.30 per share, compared to a net loss of $3.8 million, or $0.21 per share, for the third quarter of 2012.

•	Operating loss was $3.4 million compared to an operating loss of $3.3 million in the third quarter of 2012.

•	EBITDAR from continuing operations for the third quarter of 2013 was $12.6 million compared to $6.1 million in the third quarter of 2012 (EBITDAR is defined below).

ANN ARBOR, Mich. - November 5, 2013 - Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported an operating loss of $3.4 million and a net loss of $5.7 million, or a net loss per share of $0.30, on net sales of $194.4 million for the quarter ended September 30, 2013. This compares with an operating loss of $3.3 million and a net loss of $3.8 million, or $0.21 per share, on net sales of $208.6 million for the third quarter of 2012.
“We had some favorable manufacturing, commodity and foreign currency impacts in the third quarter that have given us favorable margins; although, this was partially offset by some warranty issues,”  said Jim Connor, President and CEO.  “We continue to focus on our core business as we navigate through this uncertain economy and position ourselves to increase shareholder value.”

REVIEW OF OPERATIONS
Revenue: Net sales in the third quarter of 2013 decreased $14.2 million, or 6.8%, versus the same period of 2012. Excluding the decrease in sales due to the effect of unfavorable changes in foreign currency translation of $7.0 million, net sales decreased by 3.5% compared to the third quarter of 2012, primarily due to lower net volume and unfavorable changes in sales mix, partially offset by price increases. Volume declines partially related to lower volumes in India as we were producing units primarily to replace compressors related to a warranty claim that originated in the second quarter of 2013.
Sales of compressors used in commercial refrigeration and aftermarket applications represented 62% of our total sales and decreased 2.4% compared to the third quarter of 2012 to $120.1 million.
Sales of compressors for air conditioning applications and all other applications represented 21% of our total sales and decreased 7.0% compared to the third quarter of 2012 to $41.3 million.
Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 17% of our total sales and decreased 19.9% compared to the third quarter of 2012 to $33.0 million.
Gross profit: Gross profit increased $5.8 million from $18.2 million in the third quarter of 2012 to $24.0 million in the third quarter of 2013. Our gross profit margin increased from 8.7% to 12.3% in the third quarter of 2012 and 2013, respectively. This improvement primarily related to favorable changes in currency exchange effects, manufacturing costs, commodity costs and price increases, partially offset by expenses related to two warranty claims.

Impairments, restructuring charges, and other items: We recorded $7.4 million of expense in impairments, restructuring charges, and other items in the third quarter of 2013, compared to $0.6 million in the same period of 2012. In the third quarter of 2013, this expense mainly related to severance and business process re-engineering costs of $6.8 million at our French location.
Loss from Continuing Operations: Net loss from continuing operations for the quarter ended September 30, 2013 was $5.4 million, or a net loss per share of $0.29, as compared to a net loss from continuing operations of $3.9 million, or $0.22 per share, in the same period of 2012. The change was primarily related to higher impairments, restructuring charges, and other items and a lower income tax benefit, partially offset by higher gross profit in the third quarter of 2013. In addition, S&A expense decreased by $2.0 million, including a decrease of $1.7 million for professional services and a decrease of $1.1 million in expense relating to our incentive compensation awards.
Cash Flow: Cash and cash equivalents were $40.0 million at the end of the third quarter 2013 while cash balances were $55.3 million and $53.2 million at December 31, 2012 and September 30, 2012, respectively. In the first nine months of 2013, cash used in operations was $9.7 million as compared to $4.3 million of cash provided by operations in the first nine months of 2012. This change primarily related to increased inventory levels, partially offset by decreases in accounts receivable and increases in accounts payable and accrued expenses.
Cash used in investing activities was $6.1 million in the first nine months of 2013 as compared to $4.4 million for the same period of 2012. The 2013 cash used in investing activities is primarily related to capital expenditures of $8.2 million.
Cash provided by financing activities was $0.1 million in the first nine months of 2013 compared to cash provided by financing activities of $4.2 million in the first nine months of 2012.
BUSINESS OUTLOOK
We are adjusting our revenue, cash flow and capital spending projections for the full year of 2013:

•
For 2013, we currently expect net sales to remain flat or decrease up to 5 percent from 2012 levels due to the lack of economic improvements in key markets and lower volumes in India as most of our third quarter production levels went to replace compressors to satisfy a warranty claim that originated in the second quarter of 2013.

•	For 2013, we currently expect our operating cash flow to be flat to positive.

•	We expect capital spending in 2013 to be approximately $15.0 million to $20.0 million.

NON-GAAP FINANCIAL MEASURES
While the Generally Accepted Accounting Principles in the United States of America (“GAAP”) results provide significant insight into our operations and financial position, Tecumseh management supplements its analysis of the business using Earnings Before Interest, Taxes, Depreciation and Amortization from Continuing Operations (“EBITDA”) and Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments, restructuring charges, and other items from Continuing Operations (“EBITDAR”); both of these are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measure, provide incremental insight into the underlying factors and trends affecting our performance. However, EBITDA from Continuing Operations and EBITDAR from Continuing Operations, as defined below, should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of EBITDA from Continuing Operations and EBITDAR from Continuing Operations from our Net income (loss).
RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND EBITDAR FROM CONTINUING OPERATIONS FROM NET INCOME (LOSS)
(in millions)

	Three Months Ended September 30,
	2013	2012
Net (loss)	$(5.7)	$(3.8)
Loss (income) from discontinued operations, net of tax	0.3	(0.1)
Tax expense (benefit)	0.1	(1.6)
Interest expense	2.2	2.5
Interest income	(0.3)	(0.3)
Operating (loss)	(3.4)	(3.3)
Depreciation and amortization	8.6	8.8
EBITDA FROM CONTINUING OPERATIONS	$5.2	$5.5
Impairments, restructuring charges and other items	7.4	0.6
EBITDAR FROM CONTINUING OPERATIONS	$12.6	$6.1

CONFERENCE CALL INFORMATION
Tecumseh will broadcast its financial results conference call live over the Internet on Wednesday, November 6, 2013, at 11:00 a.m. eastern time, and it expects to post, before the conference call, a slide presentation to be used in connection with the conference call. Webcast information can be found in the Investor Relations section of our website at www.tecumseh.com.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology, or by the fact that they appear under the caption “Business Outlook.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) current and future global or regional economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; ii) loss of, or substantial decline in sales to, any of our key customers; iii) our history of losses and our ability to maintain adequate liquidity in total and within each foreign operation; iv) our ability to restructure or reduce our costs and increase productivity and quality and develop successful new products in a timely manner; v) actions of competitors in highly competitive markets with intense competition; vi) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division and the Secretariat of Economic Law of the Ministry of Justice of Brazil, both of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; vii) availability and volatility in the cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; viii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; ix) default on covenants of financing arrangements and the availability and terms of future financing arrangements; x) reduction or elimination of credit insurance; xi) significant supply interruptions or cost increases; xii) potential political and economic adversities that could adversely affect anticipated sales and production; xiii) in India, potential military conflict with neighboring countries could adversely affect anticipated sales and production; xiv) local governmental, environmental, trade and energy regulations; xv) increased or unexpected warranty claims; xvi) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xvii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xviii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; xix) weather conditions affecting demand for replacement products; and xx) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.